Exhibit 99.3

Outlook
"Three of the market sectors we serve are holding up well during this recession: automotive, packaging and medical," Brown said. "Although there are still no clear signs of recovery in the other sectors, Milacron remains committed to achieving further gains in operating results in 2003. We will do so by focusing on areas we can control, namely cost reductions, efficiency improvements and better working capital management, to compensate for factors beyond our control, such as the economy, increased insurance costs and a decline in pension income, to list a few. Given the seasonality of our business, we believe we are likely to record modest losses in the first half of the year to be offset by comparable or greater earnings in the second half of the year.

"Through it all we continue to strengthen our competitive position as a global leader in plastics technologies and industrial fluids. We are enhancing our ability to respond quickly and fully to the upturn whenever it comes, which will help us maximize shareholder value in the long run," he said.

Estimates and Projections for Financial Modeling		Updated: February 11, 2003

Note: The amounts below are approximate working estimates, around which an even wider range of numbers could be used for financial modeling purposes. These estimates, by their nature, involve a great number of risks and uncertainties. Actual results may differ as these risks and uncertainties could significantly impact the company's markets, products, and operations. For further information please refer to the Cautionary Statement included in Item 2 of the company's most recent Form 10-Q, on file with the Securities and Exchange Commission.

	Quarter Ended	Year Ended

(In millions)	Mar. 31, 2003	Dec. 31, 2003

Projected profit & loss items
Sales	$180-190	$720-750
Total plastics technologies	155-165	620-640
Industrial fluids	24-26	100-110
Segment earnings
Total plastics technologies	(2)-1	20-25
Industrial fluids	3-4	14-16
Corporate and unallocated expenses(1)	4-5	15-16
Interest expense	5-6	21-23
Restructuring charges	2-3	9-12
Average diluted shares outstanding	33.6	33.8

Projected cash flow & balance sheet items
Depreciation	5-6	23-26
Working capital - increase (decrease)(2)	0-(5)	(15)-(20)
Capital expenditures	2-3	12-15
Cash restructuring	4-5	7-8
Divestitures - (required)(3)	(24)-(26)	(24)-(26)
Total debt - net of cash	220-230	190-200
Debt-to-capital ratio	68-70%	65-69%
Net Debt-to-capital ratio	62-64%	58-62%

Comments & explanations

Assumes current foreign exchange rates, a statutory tax rate, and no further acquisitions or divestitures. Excludes the effects of discontinued operations.

1	Corporate and unallocated expenses Includes corporate expenses and financing costs related to the sale of accounts receivable.
2	Working Capital = inventory + receivables - trade payables - advance billings
3	Divestitures Relates to cash required for purchase price adjustments and cash expenses for Widia, Werkö and Valenite divestitures.

The forward-looking statements above by their nature involve risks and uncertainties that could significantly impact operations, markets, products and expected results. For further information please refer to the Cautionary Statement included in the company's most recent Form 10-Q on file with the Securities and Exchange Commission.